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                                                                     Exhibit 10

                                OPTION AGREEMENT

         OPTION AGREEMENT ("Option Agreement") dated May 21, 1997, among Charter One Financial, Inc. ("COFI"), a Delaware corporation registered as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA"), and RCSB Financial, Inc. ("RCSB"), a Delaware corporation registered as a savings and loan holding company under HOLA.

                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of COFI and RCSB have approved an Agreement and Plan of Merger and Reorganization dated as of even date herewith (the "Merger Agreement") providing for, among other things, the merger of RCSB with and into a subsidiary of COFI;

         WHEREAS, as a condition to COFI entering into the Merger Agreement, COFI has required that RCSB agree, and RCSB has agreed, to grant to COFI the option set forth herein to purchase authorized but unissued shares of COFI Common Stock.

         NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

         1.  Definitions.
             -----------

         Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.



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         2.       Grant of Option.
                  ---------------

         Subject to the terms and conditions set forth herein, RCSB hereby grants to COFI an option (the "Option") to purchase from RCSB up to 2,880,944 authorized and unissued shares of RCSB Common Stock at a price of $37.50 per share (the "Purchase Price") payable in cash as provided in Section 4 hereof.

         3.       Exercise of Option.
                  ------------------

         (a) COFI may exercise the Option, in whole or in part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred; PROVIDED, HOWEVER, that (i) to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time of the Company Merger, (B) the termination of the Merger Agreement in accordance with Section 7.1 other than a termination by COFI pursuant to Section 7.1(d) thereof, and (C) eighteen months following the termination of the Merger Agreement by COFI in accordance with
Section 7.1(d) thereof, PROVIDED that if such termination pursuant to subpart
(B) above follows an Extension Event (as defined below), the Option shall not terminate until the date that is 12 months following such termination; (ii) if the Option cannot be exercised on such day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall expire on the 30th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be; and (iii) that any such exercise shall be subject to compliance with applicable law, including the HOLA.

         (b) As used herein, a "Purchase Event" shall mean any of the following events:

                  (i) RCSB or any of the RCSB Subsidiaries, without having received prior written consent from COFI, shall have entered into, authorized, recommended, proposed or publicly

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         announced its intention to enter into, authorize, recommend, or propose, an agreement, arrangement or understanding with any person (other than COFI or an COFI Subsidiary to (A) effect a merger or consolidation or similar transaction involving RCSB or any RCSB Subsidiary (other than internal mergers, reorganizing actions, consolidations or dissolutions involving only existing RCSB Subsidiaries), (B) purchase, lease or otherwise acquire 35% or more of the consolidated assets of RCSB, or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) Beneficial Ownership (as defined below) of common stock representing 20% or more of the voting power of RCSB or any RCSB Subsidiary;

                  (ii) any person or group (other than COFI or an COFI Subsidiary, or RCSB or any RCSB Subsidiary acting in a fiduciary capacity) shall have acquired Beneficial Ownership or the right to acquire Beneficial Ownership of 20% or more of the voting power of RCSB; or

                  (iii) RCSB's Board of Directors shall have withdrawn or modified in a manner adverse to COFI the recommendation of the Board of Directors with respect to the Merger Agreement and the Company Merger, in each case after an Extension Event; or

                  (iv) the holders of RCSB Common Stock shall not have approved the Merger Agreement and the Company Merger at the RCSB stockholders' meeting held for such purpose, or such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement in accordance with its terms, in each case after an Extension Event. (c) As used herein, the term "Extension Event" shall mean any of the following events:

                  (i)  a Purchase Event of the type specified in clauses (b)
         (i) and (b) (ii) above;

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                  (ii) any person or group (other than COFI or an COFI
         Subsidiary,) shall have "commenced" (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase shares of RCSB Common Stock such that, upon consummation of such offer, such person or group would have Beneficial Ownership or the right to acquire Beneficial Ownership of 20% or more of the voting power of RCSB;

                  (iii) any person or group (other than COFI or an COFI Subsidiary) shall have publicly announced its willingness, or shall have publicly announced a proposal, or publicly disclosed an intention to make a proposal, (x) to make an offer described in clause (ii) above or (y) to engage in a transaction described in clause (i) above; or

                  (iv) any person, by public proxy, consent solicitation or other process made to the RCSB stockholders, shall seek proxies in opposition to the Merger Agreement and Company Merger. (d) As used herein, the terms "Beneficial Ownership" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.

         (e) In the event COFI wishes to exercise the Option, it shall deliver to RCSB a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares of RCSB Common Stock it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 calendar days from the Notice Date for the closing of such purchase (the "Closing Date").

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         4.       Payment and Delivery of Certificates.
                  ------------------------------------

         (a) At the closing referred to in Section 3 hereof, COFI shall pay to RCSB the aggregate Purchase Price for the shares of RCSB Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by RCSB.

         (b) At such closing, simultaneously with the delivery of cash as provided in Section 4(a), RCSB shall deliver to COFI a certificate or certificates representing the number of shares of RCSB Common Stock purchased by COFI, registered in the name of COFI or a nominee designated in writing by COFI, and COFI shall deliver to RCSB a letter agreeing that COFI shall not offer to sell, pledge or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

         (c) If at the time of issuance of any RCSB Common Stock pursuant to any exercise of the Option, RCSB shall have issued any share purchase rights or similar securities to holders of RCSB Common Stock, then each such share of RCSB Common Stock shall also represent rights with terms substantially the same as and at least as favorable to COFI as those issued to other holders of RCSB Common Stock.

         (d) Certificates for RCSB Common Stock delivered at any closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

         The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and RCSB Financial, Inc. dated May 21, 1997, a copy of which is on file at the principal office of RCSB Financial, Inc., and to resale restrictions arising under the Securities Act of 1933 and any applicable state securities laws. A copy of such agreement will be provided to the holder hereof without charge upon receipt by RCSB Financial, Inc. of a written request therefor.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if COFI shall have delivered to RCSB an opinion of counsel, in

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form and substance reasonably satisfactory to RCSB and its counsel, to the effect that such legend is not required for purposes of the Securities Act and any applicable state securities laws.

         5.       Authorization, etc.
                  ------------------

         (a)      RCSB hereby represents and warrants to COFI that:

                  (i) RCSB has full corporate authority to execute and deliver this Option Agreement and, subject to Section 11(i), to consummate the transactions contemplated hereby;

                  (ii) such execution, delivery and consummation have been authorized by its Board of Directors, and no other corporate actions are necessary therefor;

                  (iii) this Option Agreement has been duly and validly executed and delivered and represents a valid and legally binding obligation of RCSB, enforceable against RCSB in accordance with its terms; and

                  (iv) RCSB has taken all necessary corporate action to authorize and reserve and, subject to Section 11(i), permit it to issue and, at all times from the date hereof through the date of the exercise in full or the expiration or termination of the Option, shall have reserved for issuance upon exercise of the Option, 2,880,944 shares of RCSB Common Stock, all of which, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances, restrictions (other than federal and state securities restrictions) and security interests and not subject to any preemptive rights.

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         (b)      COFI hereby represents and warrants to RCSB that:

                  (i) COFI has full corporate authority to execute and deliver this Option Agreement and, subject to Section 11(i), to consummate the transactions contemplated hereby;

                  (ii) such execution, delivery and consummation have been authorized by all requisite corporate action by COFI, and no other corporate proceedings are necessary therefor;

                  (iii) this Option Agreement has been duly and validly executed and delivered and represents a valid and legally binding obligation of COFI, enforceable against COFI in accordance with its terms; and

                  (iv) any RCSB Common Stock or other securities acquired by COFI upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in compliance with the Securities Act.

         6.       Adjustment upon Changes in Capitalization.
                  -----------------------------------------

         In the event of any change in RCSB Common Stock by reason of dividends, split-ups, recapitalizations or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of RCSB Common Stock are issued after the date of this Option Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this Option Agreement), the number of shares of RCSB Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals at least 19.9% of the number of shares of RCSB Common Stock then issued and outstanding (without considering any shares subject to or issued pursuant to the Option).

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         7.       Repurchase.
                  ----------

         (a) Subject to Section 11(i), at the request of COFI at any time commencing upon the occurrence of a Purchase Event and ending 13 months immediately thereafter (the "Repurchase Period"), RCSB (or any successor entity thereof) shall repurchase the Option from COFI together with all (but not less than all, subject to Section 10) shares of RCSB Common Stock purchased by COFI pursuant thereto with respect to which COFI then has Beneficial Ownership, at a price (per share, the "Per share Repurchase Price") equal to the sum of:

                  (i) The exercise price paid by COFI for any shares of RCSB Common Stock acquired pursuant to the Option;

                  (ii) The difference between (A) the "Market/Tender Offer Price" for shares of RCSB Common Stock (defined as the higher of (x) the highest price per share at which a tender or exchange offer has been made for shares of RCSB Common Stock or (y) the highest closing mean of the "bid" and the "ask" price per share of RCSB Common Stock reported by the Nasdaq, the automated quotation system of the National Association of Securities Dealers, Inc., for any day within that portion of the Repurchase Period which precedes the date COFI gives notice of the required repurchase under this Section 7) and (B) the exercise price as determined pursuant to Section 2 hereof (subject to adjustment as provided in Section 6), multiplied by the number of shares of RCSB Common Stock with respect to which the Option has not been exercised, but only if the Market/Tender Offer Price is greater than such exercise price; and

                  (iii) The difference between the Market/Tender Offer Price and the exercise price paid by COFI for any shares of RCSB Common Stock purchased pursuant to the exercise of

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         the Option, multiplied by the number of shares so purchased, but only if the Market/Tender Offer Price is greater than such exercise price.

         (b) In the event COFI exercises its rights under this Section 7, RCSB shall, within ten business days thereafter, pay the required amount to COFI by wire transfer of immediately available funds to an account designated by COFI and COFI shall surrender to RCSB the Option and the certificates evidencing the shares of RCSB Common Stock purchased thereunder with respect to which COFI then has Beneficial Ownership, and COFI shall warrant that it has sole record and Beneficial Ownership of such certificates and that the same are free and clear of all liens, claims, charges, restrictions and encumbrances of any kind whatsoever.

         (c) In determining the Market/Tender Offer Price, the value of any consideration other than cash shall be determined by an independent nationally recognized investment banking firm selected by COFI and reasonably acceptable to RCSB.

         8.       Repurchase at Option of RCSB and First Refusal.
                  ----------------------------------------------

         (a) Except to the extent that COFI shall have previously exercised its rights under Section 7, at the request of RCSB during the six-month period commencing 13 months following the first occurrence of a Purchase Event, RCSB may repurchase from COFI, and COFI shall sell to RCSB, all (but not less than all, subject to Section 10) of the RCSB Common Stock acquired by COFI pursuant hereto and with respect to which COFI has Beneficial Ownership at the time of such repurchase at a price per share equal to the greater of (i) 110% of the Market/Tender Offer Price per share, (ii) the Per Share Repurchase Price or
(iii) the sum of (A) the aggregate Purchase Price of the shares so repurchased plus (B) interest on the aggregate Purchase Price paid for the shares so repurchased from the date of purchase to the date of repurchase at the highest rate of interest announced by COFI Bank as its prime or base lending or reference rate during such period, less any

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dividends received on the shares so repurchased, plus (C) COFI's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees. Any repurchase under this Section 8(a) shall be consummated in accordance with Section 7(b).

         (b) If, at any time after the occurrence of a Purchase Event and prior to the earlier of (i) the expiration of 18 months immediately following such Purchase Event or (ii) the expiration or termination of the Option, COFI shall desire to sell, assign, transfer or otherwise dispose of the Option or all or any of the shares of RCSB Common Stock acquired by it pursuant to the Option, it shall give RCSB written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by COFI to RCSB, which may be accepted within five business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which COFI is proposing to transfer the Option or such shares to a third party. The purchase of the Option or any such shares by RCSB shall be closed within five business days of the date of the acceptance of the offer and the purchase price shall be paid to COFI by wire transfer of immediately available funds to an account designated by COFI. In the event of the failure or refusal of RCSB to purchase the Option or all the shares covered by the Offeror's Notice or if any regulatory authority disapproves RCSB's proposed purchase of the Option or such shares, COFI may, within 60 days from the date of the Offeror's Notice, sell all, but not less than all, of the Option or such shares to such third party at no less than the price specified and on terms no more favorable to the purchaser than those set forth in the Offeror's Notice. The requirements of this Section 8(b) shall not apply to (i) any disposition as a result of which the proposed transferee would Beneficially Own not more than 2%

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of the voting power of RCSB or (ii) any disposition of RCSB Common Stock by a person to whom COFI has sold RCSB Common Stock issued upon exercise of the Option.

         9.       Registration Rights.
                  -------------------

         At any time after a Purchase Event, RCSB shall, if requested by any holder or beneficial owner of shares of RCSB Common Stock issued upon exercise of the Option (except any beneficial holder who acquired all of such holder's shares in a transaction exempt from the requirements of Section 8(b) by reason of clause (i) thereof) (each a "Holder"), as expeditiously as possible file a registration statement on a form for general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of RCSB Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by any such Holder (it being understood and agreed that any such sale or other disposition shall be effected on a widely distributed basis so that, upon consummation thereof, no purchaser or transferee shall Beneficially Own more than 2% of the shares of RCSB Common Stock then outstanding). Each such Holder shall provide all information reasonably requested by RCSB for inclusion in any registration statement to be filed hereunder. RCSB shall use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The registration effected under this Section 9 shall be at RCSB's expense except for underwriting commissions and the fees and disbursements of such Holders' counsel attributable to the registration of such RCSB Common Stock. In no event shall RCSB be required to effect more than one registration hereunder. The filing of the registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by RCSB of RCSB Common Stock or if a special

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audit of RCSB would otherwise be required in connection therewith. If requested by any such Holder in connection with such registration, RCSB shall become a party to any underwriting agreement relating to the sale of such certificates, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for parties similarly situated. Upon receiving any request for registration under this Section 9 from any Holder, RCSB agrees to send a copy thereof to any other person known to RCSB to be entitled to registration rights under this Section 9, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

         10.      Severability.
                  ------------

         Any term, provision, covenant or restriction contained in this Option Agreement held by a court or a regulatory authority of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Option Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Option Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable. If for any reason such court or regulatory authority determines that applicable law will not permit COFI or any other person to acquire, or RCSB to repurchase or purchase, the full number of shares of RCSB Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of the parties hereto to allow COFI or such other person to acquire, or RCSB to repurchase or purchase, such lesser number of shares as may be permissible, without any amendment or modification hereof.

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         11.      Miscellaneous.
                  -------------

         (a) EXPENSES. Each of the parties hereto shall pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, except as otherwise provided herein.

         (b) ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Option Agreement and the Merger Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

         (c) SUCCESSORS; NO THIRD PARTY BENEFICIARIES. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

         (d) ASSIGNMENT. Other than as provided in Sections 8 and 9 hereof, neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person (whether by operation of law or otherwise), without the express written consent of the other party.

         (e) NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in accordance with Section 8.2 of the Merger Agreement (which is incorporated herein by reference).

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         (f) COUNTERPARTS. This Option Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.

         (g) SPECIFIC PERFORMANCE. The parties hereto agree that if for any reason COFI or RCSB shall have failed to perform its obligations under this Option Agreement, then either party hereto seeking to enforce this Option Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Option Agreement.

         (h) GOVERNING LAW. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such state. Nothing in this Option Agreement shall be construed to require any party (or any subsidiary or affiliate of any party) to take any action or fail to take any action in violation of applicable law, rule or regulation.

         (i) REGULATORY APPROVALS; SECTION 16(b). If, in connection with (A) the exercise of the Option under Section 3 or a sale by COFI to a third party under
Section 8, (B) a repurchase by RCSB under Section 7 or a repurchase or purchase by RCSB under Section 8, prior notification to or approval of the OTS or any other regulatory authority is required, then the required notice or application for approval shall be promptly filed and expeditiously processed and periods of time that otherwise would run pursuant to such Sections shall run instead from the date on which any such required notification period has expired or been terminated or such approval has been obtained, and

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in either event, any requisite waiting period shall have passed. In the case of clause (A) of this subsection (i), such filing shall be made by COFI, and in the case of clause (B) of this subsection (i), such filing shall be made by RCSB, provided that each of COFI and RCSB shall use its best efforts to make all filings with, and to obtain consents of, all third parties and Regulatory Authorities necessary to the consummation of the transactions contemplated hereby. Periods of time that otherwise would run pursuant to Sections 3, 7 or 8 shall also be extended to the extent necessary to avoid liability under Section 16(b) of the Exchange Act.

         (j) NO BREACH OF AGREEMENT AUTHORIZED. Nothing contained in this Option Agreement shall be deemed to authorize RCSB to issue any shares of RCSB Common Stock in breach of, or otherwise breach any of, the provisions of the Merger Agreement.

         (k) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Option Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

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         Each of the parties hereto has executed this Option Agreement as of the date first written above.


                                            CHARTER ONE FINANCIAL, INC.

                                            By:  /s/  Charles J. Koch
                                               _____________________________
                                               Name:    Charles J. Koch
                                               Title:   Chief Executive Officer


                                            RCSB FINANCIAL, INC.

                                            By:  /s/  Leonard S. Simon
                                               _____________________________
                                               Name:  Leonard S. Simon
                                               Title: Chief Executive Officer

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